Exhibit 4.2

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of November 6, 2026, between Mercer International Inc., a Washington corporation (the “Company”), and Computershare Trust Company, N.A., as trustee (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of September 21, 2023, providing for the issuance of 12.875% Senior Notes due 2028 (the “Notes”), as supplemented by that First Supplemental Indenture, dated as of April 15, 2026 and that Second Supplemental Indenture, dated as of October 30, 2026, and that Third Supplemental Indenture, dated as of November 5, 2026 (collectively, the “Indenture”);

WHEREAS, pursuant to Section 9.02 of the Indenture, with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding Notes, the Company and the Trustee may amend or supplement the Indenture;

WHEREAS, the Company has received, and has delivered to the Trustee evidence of, the consent of the holders of at least a majority in aggregate principal amount of the then outstanding Notes to the amendment of the Indenture as set forth in Section 2 of this Supplemental Indenture (the “Consented Amendment”); and

WHEREAS, the Company desires to enter into, and has requested the Trustee to join with it in entering into, this Supplemental Indenture for the purpose of amending the Indenture to give effect to the Consented Amendment as permitted by Section 9.02 of the Indenture;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.

DEFINED TERMS. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2.	AMENDMENT TO INDENTURE.

A.	(a) Section 1.01 of the Indenture is hereby amended by adding the following new definition in the appropriate alphabetical order:

“Restructuring Support Agreement” means that certain restructuring support agreement, dated as of November 2, 2026, by and among the Company, certain subsidiaries of the Company party thereto, and certain consenting stakeholders party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

B.	Section 6.01(7) of the Indenture is hereby amended and restated in its entirety as follows:

“(7) the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property, or

(D) makes a general assignment for the benefit of its creditors;

in each of the foregoing paragraphs (A) through (D), other than solely to the extent expressly contemplated by, and in compliance with all applicable terms and conditions of, the Restructuring Support Agreement (solely to the extent the Restructuring Support Agreement has not been terminated in accordance with its terms); provided, that, for the avoidance of doubt, upon any termination of the Restructuring Support Agreement in accordance with its terms, the occurrence of any of the events described in the foregoing paragraphs (A) through (D) shall automatically constitute an Event of Default under this Section 6.01(7);”

3.

RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4.	EFFECTIVENESS. This Supplemental Indenture, and the Consented Amendment, shall become effective immediately upon its execution and delivery by the Company and the Trustee.

5.

NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6.

COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture (or any document executed in connection with this Supplemental indenture) shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

7.	EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction thereof.

TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company. Notwithstanding anything herein or in the Restructuring Support Agreement to the contrary, nothing in this Supplemental Indenture shall amend, modify, subordinate, impair or otherwise adversely affect any rights, protections, privileges, immunities, indemnities, rights to compensation and reimbursement, or liens of the Trustee under the Indenture or otherwise. The Trustee shall not be deemed to be a party to, or bound by, the Restructuring Support Agreement solely by virtue of its execution of this Supplemental Indenture, and shall have no duty to monitor, investigate or determine compliance with, or the termination of, the Restructuring Support Agreement. The Company shall promptly notify the Trustee in writing of any termination of the Restructuring Support Agreement, which notice shall specify the effective date of such termination and be accompanied by an Officers’ Certificate confirming such termination. The Trustee shall be entitled to rely conclusively, without independent investigation, upon an Officers’ Certificate of the Company as to whether any action is contemplated by or in compliance with the Restructuring Support Agreement and whether the Restructuring Support Agreement remains in effect or has been terminated, and shall have no liability for any action taken or omitted to be taken in reliance thereon.

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IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

MERCER INTERNATIONAL INC.
as Company

By:	/s/ Richard Short
Name: Richard Short
Title: Chief Financial Officer and Secretary

[Signature Page to Supplemental Indenture]

COMPUTERSHARE TRUST COMPANY, N.A., not in its individual capacity, but solely as Trustee

By:	/s/ Belinda Coleman
Name: Belinda Coleman
Title: Vice President

[Signature Page to Supplemental Indenture]